UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest reported event): August 6, 2026

BEAZER HOMES USA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12822	58-2086934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2002 Summit Boulevard, 15th Floor

Atlanta, Georgia 30319

(Address of Principal Executive Offices)

(770) 829-3700

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	BZH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ¨

Item 1.01	Entry into a Material Definitive Agreement

On August 6, 2026, Beazer Homes USA, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Dream Finders Homes, Inc., a Texas corporation (“Parent”), and Bulldogs Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), pursuant to which, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger as a wholly owned subsidiary of Parent. Capitalized terms used herein but not otherwise defined have the meaning set forth in the Merger Agreement.

The Board of Directors of the Company (the “Board”) has unanimously approved and declared advisable the Merger Agreement and the transactions contemplated thereby (the “Transactions”), including the Merger, determined that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of the Company and its stockholders, and, subject to the terms of the Merger Agreement, resolved to recommend that the Company’s stockholders adopt the Merger Agreement.

On the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), and as a result of the Merger, each share of common stock, par value $0.001 per share, of the Company (each, a “Share”) that is issued and outstanding immediately prior to the Effective Time (other than Shares held by the Company as treasury stock, Shares held by Parent or Merger Sub, and Shares held by any direct or indirect wholly owned subsidiary of the Company or Parent (other than Merger Sub), in each case, immediately prior to the Effective Time, and Dissenting Shares) will be converted into the right to receive $33.50 per Share in cash, without interest (the “Merger Consideration”), and subject to any required withholding taxes.

The Merger Agreement also provides that, immediately prior to the Effective Time:

•	each option to purchase Shares granted under the Company Equity Plan (each, a “Company Option”) that is outstanding and unexercised, whether vested or unvested, as of immediately prior to the Effective Time will be fully vested, cancelled and converted into the right to receive an amount in cash (without interest), if any, equal to the product of (A) the total number of Shares subject to such Company Option, multiplied by (B) the excess, if any, of the Merger Consideration over the exercise price per share under such Company Option, less applicable Taxes required to be withheld with respect to such payment; provided, however, that any Company Option which has a per share exercise price that is greater than or equal to the Merger Consideration will be cancelled at the Effective Time for no consideration or payment;

•	each restricted stock award granted under the Company Equity Plan (each, a “Company RSA”) (other than Company RSAs issued in the Company’s 2027 fiscal year, which will be assumed by Parent and converted into restricted stock awards related to a number of shares of Parent common stock of an equivalent fair market value), whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash (without interest) equal to the product of (A) the aggregate number of Shares subject to such Company RSA, multiplied by (B) the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment;

•	each performance-based restricted stock award granted under the Company Equity Plan (each, a “Company Performance-Based RSA”), whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash (without interest) equal to the product of (A) the total number of Shares subject to such Company Performance-Based RSA (with the performance conditions for any uncompleted periods deemed achieved at target level), multiplied by (B) the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment; and

•	each performance-based cash award granted under the Company Equity Plan (each, a “Company Performance-Based Cash Award”) that is outstanding as of immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash (without interest) equal to the value of such Company Performance-Based Cash Award (with the performance conditions for any uncompleted periods deemed achieved at target level).

At the Effective Time, all Dissenting Shares will be cancelled and cease to exist, and the holders of Dissenting Shares will only be entitled to the rights granted to them under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) with respect to such Dissenting Shares.

If the Merger is consummated, the Shares will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as practicable following the Effective Time.

Conditions to the Merger

Assuming the satisfaction of the conditions set forth in the Merger Agreement and briefly discussed below, the Company expects the Merger to close in the fourth quarter of 2026. Consummation of the Merger is subject to certain conditions set forth in the Merger Agreement, including, but not limited to, the: (i) adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the voting power represented by the outstanding Shares entitled to vote thereon (the “Requisite Company Stockholder Approval”); (ii) expiration or termination of any waiting period applicable to the Transactions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”); (iii) absence of any law, order or injunction enacted or issued restraining, enjoining or otherwise prohibiting the Merger; (iv) the accuracy of each party’s representations and warranties, subject to certain standards set forth in the Merger Agreement; (v) each party’s compliance in all material respects with their respective covenants under the Merger Agreement; and (vi) the absence of a Company Material Adverse Effect since the date of the Merger Agreement. The obligations of Parent and Merger Sub to consummate the Merger are not subject to any financing condition.

No Solicitation

From the execution of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company will be subject to customary “no-shop” restrictions on its ability to solicit alternative Acquisition Proposals from third parties and to provide information to, and participate in discussions and negotiations with, third parties regarding any alternative Acquisition Proposals, subject to a customary “fiduciary out” provision that allows the Company, under certain specified circumstances, to provide information to, and participate or engage in discussions or negotiations with, third parties with respect to an Acquisition Proposal if the Board determines in good faith (after consultation with the Company’s independent financial advisor and outside legal counsel) that such alternative Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal, and that the failure to take such actions would reasonably be expected to be inconsistent with the directors’ fiduciary duties pursuant to applicable law.

Termination and Fees

The Merger Agreement contains certain termination rights for the Company, on the one hand, and Parent and Merger Sub, on the other hand. Upon termination of the Merger Agreement under specified circumstances, including (i) the Company terminating the Merger Agreement to enter into an Alternative Acquisition Agreement providing for a Superior Proposal, or (ii) Parent terminating the Merger Agreement due to the Board’s change of its recommendation that stockholders adopt the Merger Agreement and approve the Transactions, including the Merger, in each case pursuant to and in accordance with the “fiduciary out” provisions of the Merger Agreement, the Company will be required to pay Parent a termination fee of $31.3 million (the “Company Termination Fee”). The Company Termination Fee will also be payable by the Company if the Merger Agreement is terminated under certain circumstances and prior to such termination (or at least two business days prior to the date of the Company Meeting in the case of termination for failure to receive the Requisite Company Stockholder Approval), a bona fide Acquisition Proposal has been publicly disclosed or made known to the Board and, if publicly disclosed, has not been publicly withdrawn, and the Company enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal within 12 months after such termination.

In addition to the foregoing termination rights, and subject to certain limitations, the Company or Parent may terminate the Merger Agreement if the Merger is not consummated by the Outside Date (which is six months from the date of the Merger Agreement, subject to an automatic three-month extension if the conditions relating to regulatory approvals or the absence of a legal impediment relating to specified governmental consents have not been satisfied but all other conditions set forth in the Merger Agreement have been satisfied or are capable of being satisfied).

Other Terms of the Merger Agreement

The Company also made customary representations and warranties in the Merger Agreement and agreed to customary covenants regarding the operation of the business of the Company and its Subsidiaries prior to the consummation of the Merger. The Merger Agreement also provides that the Company, on the one hand, or Parent and Merger Sub, on the other hand, may specifically enforce the obligations under the Merger Agreement, including the obligation to consummate the Merger if the conditions set forth in the Merger Agreement are satisfied. The parties to the Merger Agreement have also agreed to use their respective reasonable best efforts and take certain actions to obtain the requisite regulatory approvals for the Transactions.

The foregoing description of the Merger Agreement and the Transactions contemplated thereby does not purport to be complete, and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is attached as Exhibit 2.1 and is incorporated by reference herein. The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub or their respective Subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective Subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent, Merger Sub and the Transactions contemplated by the Merger Agreement that will be contained in or attached as an annex to the proxy statement that the Company will file in connection with the Transactions contemplated by the Merger Agreement, as well as in the other filings that the Company will make with the U.S. Securities and Exchange Commission (the “SEC”).

Financing

In connection with the Merger, Parent has obtained debt financing commitments from certain financial institutions, which will be used to finance a portion of the consideration due under the Merger Agreement and fees and expenses related to the Transactions, subject to the terms and conditions set forth in the related debt commitment letters. The obligations of Parent and Merger Sub to consummate the Merger are not subject to any financing condition.

Voting and Support Agreement

Concurrently with the execution of the Merger Agreement, the Company entered into a Voting and Support Agreement (the “Voting Agreement”) with Parent, pursuant to which Parent has agreed to vote all of Parent’s Shares in accordance with the terms thereof, including in favor of the adoption of the Merger Agreement and the approval of the Merger and any proposal to adjourn or postpone any meeting of the Company’s stockholders to a later date if there are not sufficient votes to approve the Merger Agreement and against any Adverse Proposal (as defined in the Voting Agreement), including any Acquisition Proposal and any other action, proposal or transaction that would reasonably be expected to impede, interfere with, delay, postpone, discourage or prevent the consummation of, or otherwise materially adversely affect, the Merger or the other Transactions. The Voting Agreement also includes certain restrictions on transfer of Parent’s Shares and will terminate upon the earlier of the Effective Time and the valid termination of the Merger Agreement in accordance with its terms.

The foregoing description of the Voting Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Voting Agreement, which is attached as Exhibit 10.1 and is incorporated by reference herein.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On August 6, 2026, the Board adopted an amendment (the “Amendment”) to the Fourth Amended and Restated Bylaws of the Company (the “Bylaws”), which became effective immediately. The Amendment provides that, unless the Company consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for any current or former stockholder to bring certain corporate law matters and actions or proceedings asserting an “internal corporate claim,” as that term is defined in Section 115 of the DGCL, and (b) the federal district courts of the United States of America will be exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the Amendment, which is attached as Exhibit 3.1 and is incorporated by reference herein.

Item 7.01	Regulation FD Disclosure

On August 7, 2026, the Company and Parent issued a joint press release announcing that the Company and Parent had entered into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information provided pursuant to this Item 7.01, including Exhibit 99.1 in Item 9.01, is “furnished” and shall not be deemed to be “filed” with the SEC or incorporated by reference in any filing under the Exchange Act or the Securities Act except as shall be expressly set forth by specific reference in any such filings.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

2.1	Agreement and Plan of Merger, dated as of August 6, 2026, by and among Beazer Homes USA, Inc., Dream Finders Homes, Inc. and Bulldogs Merger Sub, Inc.
3.1	Amendment to the Fourth Amended and Restated Bylaws of Beazer Homes USA, Inc.
10.1	Voting and Support Agreement, dated as of August 6, 2026, by and between Beazer Homes USA, Inc. and Dream Finders Homes, Inc.
99.1	Joint Press Release dated August 7, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Forward-Looking Statements

This communication (including the exhibits hereto) includes certain disclosures which contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements include, but are not limited to, statements concerning the Company’s expectations, beliefs, plans, intentions, strategies or prospects with respect to the proposed Transactions. These statements are often identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “hope,” “hopeful,” “likely,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” “would” or the negative or plural of these words or similar expressions or variations. Forward-looking statements are made based upon management’s current expectations and beliefs and are not guarantees of future results. Such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by the forward-looking statements.

Important factors, risks and uncertainties and other factors that may cause actual results to differ materially from such plans, estimates or expectations include, among others: (i) the ability of the parties to complete the Transactions on the anticipated terms and timing, or at all, (ii) the satisfaction or waiver of other conditions to the completion of the Transactions, including obtaining required stockholder and regulatory approvals; (iii) the risk that the Company’s stock price may fluctuate during the pendency of the Transactions and may decline if the Transactions are not completed; (iv) potential litigation relating to the Transactions that could be instituted against the Company or its directors or officers, including the delay, expense or other effects of any outcomes related thereto; (v) the risk that disruptions from the Transactions will harm the Company’s business, including current plans and operations, during the pendency of the Transactions; (vi) the ability of the Company to retain, motivate, and hire key personnel; (vii) the diversion of management’s time and attention from ordinary course business operations to complete the Transactions; (viii) potential adverse reactions or changes to business relationships resulting from the announcement, pendency or completion of the Transactions; (ix) legislative, regulatory and economic developments; (x) potential business uncertainty during the pendency of the Transactions that could affect the Company’s financial performance; (xi) certain restrictions during the pendency of the Transactions that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (xii) unpredictability and severity of catastrophic events, including but not limited to geopolitical disruptions, acts of terrorism, outbreaks of war or hostilities or global pandemics, as well as management’s response to any of the aforementioned factors; (xiii) the possibility that the Transactions may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xiv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Transactions, including in circumstances requiring the Company to pay a termination fee; (xv) other risks set forth under the headings “Forward Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed by the Company with the SEC from time to time, which are available via the SEC’s website at www.sec.gov; and (xvi) those risks that will be described in the proxy statement that will be filed with the SEC and available from the sources indicated below.

These risks, as well as other risks associated with the Transactions, will be more fully discussed in the proxy statement that will be filed with the SEC in connection with the Transactions. There can be no assurance that the Transactions will be completed, or if they are completed, that they will close within the anticipated time period. These factors should not be construed as exhaustive and should be read in conjunction with the other forward-looking statements. The forward-looking statements relate only to events as of the date on which the statements are made. The Company undertakes no duty to update publicly any forward-looking statements except as required by law, whether as a result of new information, future events or otherwise. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this communication that could cause actual results to differ. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect the Company.

Additional Information About the Transactions and Where to Find It

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed acquisition of the Company by Parent. In connection with this proposed acquisition, the Company plans to file one or more proxy statements or other documents with the SEC. This communication is not a substitute for any proxy statement or other document that the Company may file with the SEC in connection with the Transactions. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of the Company. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by the Company through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Investor Relations portion of the Company’s internet website at www.beazer.com or upon written request to the Company at 2002 Summit Boulevard, 15th Floor, Atlanta, GA 30319, Attention: Investor Relations.

Participants in the Solicitation

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from stockholders of the Company in connection with the Transactions. Information about the Company’s directors and executive officers is set forth in its Proxy Statement on Schedule 14A for its 2026 annual meeting of stockholders (the “2026 Proxy Statement”), which was filed with the SEC on December 22, 2025. In addition, Parent and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the Transactions. Information about certain of Parent’s directors and executive officers is set forth in Parent’s proxy statement for its 2026 annual meeting of stockholders on Schedule 14A filed with the SEC on April 16, 2026, Parent’s Annual Report on Form 10-K filed with the SEC on February 24, 2026, and any subsequent filings with the SEC. To the extent that holdings of the Company’s securities by its directors or executive officers have changed since the amounts set forth in the 2026 Proxy Statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s web site at www.sec.gov and from the Company’s website (www.beazer.com) and Parent's website (www.dreamfindershomes.com). Additional information regarding the identity of the participants, and their respective direct and indirect interests in the Transactions, by security holdings or otherwise, will be set forth in the proxy statement and other relevant materials to be filed with the SEC in connection with the Transactions (if and when they become available). You may obtain free copies of these documents using the sources indicated above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAZER HOMES USA, INC.

	By:	/s/ Allan P. Merrill
	Name:	Allan P. Merrill
Date: August 7, 2026	Title:	Chairman, President & Chief Executive Officer